                                                             EXHIBIT (h)(55)(a)

        Rule 22c-2 Information Sharing and Restricted Trading Agreement

AGREEMENT entered into as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2"), whichever shall last occur, by and between Pioneer ("Fund Agent") and American General Life Insurance Company and The United States Life Insurance Company in the City of New York ("Intermediary").

This Agreement is an addendum to the Participation Agreement dated ______ between Fund Agent and Intermediary. This Agreement changes the terms of the Participation Agreement only to the extent specifically so required by this Agreement.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

"Shareholders" shall mean those contract or policy owners of the Intermediary who maintain an interest in an Account with the mutual funds of Fund Agent (the "Funds"). The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940./1/

"Shares" shall mean the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

"Written" shall include electronic writings and facsimile transmissions.

WHEREAS, the Intermediary offers or otherwise makes available the Funds to or for contract and/or policy owners of Intermediary;

WHEREAS, pursuant to Rule 22c-2, Fund Agent is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in omnibus accounts and submits orders directly to Fund Agent's transfer agent or to a registered clearing agency;

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Fund Agent and Intermediary in accordance with Rule 22c-2; and
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/1/ As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund Agent or Intermediary for purposes of this Agreement (the Fund Agent and the Intermediary shall be collectively referred to herein as the "Parties" and individually as a "Party");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Fund Agent and Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), or an equivalent identifying number such as a contract or policy identification number, of any or all Shareholder(s) of the Funds, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Intermediary during the period covered by the request. Intermediary shall only be required to provide the information in regard to transactions that are initiated or directed by the Shareholder, and shall not be required to provide information in regard to transactions that are executed automatically by the Intermediary, such transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan.

Shareholder Information requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement.

Fund Agent shall initiate any request for information as described above in writing, and shall state why Intermediary's anti-market timing policies and procedures are inadequate to address the purpose of the information request. In this regard, Intermediary's anti-market timing policies and procedures and Fund Agent's policies established for the purpose of eliminating or reducing any dilution of the value of the outstanding shares of the Funds, are attached to and made a part of this Agreement. Written information requests must be received via overnight mail, and any timing requirements will start from the date of Intermediary's receipt of the request.

1.1 Period Covered by Request. Requests must set forth a specific period to be examined, not to exceed 180 days from the date of the request, and which shall cover a period ending no earlier than 10 business days preceding Intermediary's receipt of the written request. Any such information request must be reasonable as to the period covered, and Fund Agent shall not initiate any such request without a reasonable basis for concern.

1.2 Timing of Requests. Notwithstanding paragraph 1.1 above, Fund requests for Shareholder information may be made annually. The Fund may request Shareholder information more frequently than annually if information received by Fund Agent shows a reasonable basis for concern.

1.3 Form and Timing of Response. Intermediary agrees to make a reasonable effort to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to use reasonable efforts to provide or arrange to provide to the Fund the requested information from Shareholders who hold an account with an indirect intermediary. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. Information regarding transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan will not be provided in Shareholder Information sent to the Fund Agent; therefore, the Shareholder Information provided for a certain period will not be equal to the omnibus trades made during that same period.

1.4 Limitations on Use of Information. The Fund agrees not to use the Shareholder Information received for any purpose (i) other than as necessary to comply with the provisions of Rule 22c-2, nor (ii) for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws, including, but not limited to marketing or any other similar purpose without the prior written consent of Intermediary.

2. Agreement to Restrict Trading. Intermediary agrees to use reasonable efforts to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. The Fund will only request a restriction on trading for a Shareholder after that Shareholder has been identified by the Fund as having potentially engaged in transactions of Fund Shares (directly or indirectly through the Intermediary's Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

Restriction of Trading requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement.

2.1 Form of Instructions for Restriction of Trading. Restriction of trading instructions must include the TIN or an equivalent identifying number of the Shareholder(s) or Account(s) or other agreed upon information to which the instruction relates.

2.2 Timing of Response. Intermediary agrees to use its best efforts to execute Fund Agent's instructions as soon as reasonably practicable, but not later than 10 business days after Fund Agent's instructions are received by the Intermediary.

2.3 Confirmation by Intermediary. Intermediary agrees to use its best efforts to provide confirmation to Fund Agent that Fund Agent's instructions have been executed.

Intermediary agrees to use its best efforts to provide confirmation as soon as reasonably practicable, if possible not later than fifteen business days after the instructions have been executed. Intermediary also agrees to use its best efforts to provide notice to Fund Agent within the same amount of time in the event Intermediary cannot or has not executed such instructions.

2.4 Force Majeure. Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

2.5 Best Efforts and Good Faith. Both Parties mutually agree to act in good faith, utilizing their best efforts to timely and effectively execute the shareholder information sharing provisions of Rule 22c-2. Good faith and best efforts means attempting to process all relevant requests in a timely manner, or in the event such requests cannot be met within the time provisions of this agreement, to make best efforts to fulfill such requests as soon as reasonably practicable. Also, if Intermediary is aware of a possible delay in the fulfillment of a request, Intermediary will provide notice of the impending delay as soon as possible after the impending delay is discovered.

In all other respects, this Agreement is controlled by the Participation Agreement between the Parties.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

ABC FUNDS

By:                                     Attest:
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Name:                                   Name:
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Title:                                  Title:
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AMERICAN GENERAL LIFE INSURANCE COMPANY

By:                                     Attest:
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Name:                                   Name:
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Title:                                  Title:
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THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:                                     Attest:
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Name:                                   Name:
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Title:                                  Title:
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                                        (Seal)

                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

      Jennifer Powell
      Senior Counsel
      AIG American General
      2929 Allen Parkway, A30-25
      Houston, TX 77019
      (713) 831-4954

and to:

      Michael McArthur
      Variable Products Accounting
      AIG American General
      2727-A Allen Parkway
      Houston, TX 77019
      (713) 831-3504